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Exhibit 23

                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors of
Peapod, Inc.:

   We consent to incorporation by reference in the registration statements (No. 333-35405 and No. 333-35445) on Forms S-8 of Peapod, Inc. of our reports dated February 11, 2000, except as to Notes 1 and 15, which are as of March 29, 2000, related to the balance sheets of Peapod, Inc. as of December 31, 1999 and 1998, and the related statements of operations, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of Peapod, Inc.

                                        /s/ KPMG LLP
Chicago, Illinois
March 30, 2000